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                                  EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE
November 14, 2006

BLUE DOLPHIN ENERGY COMPANY REPORTS THIRD QUARTER RESULTS

Houston, Nov. 14 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, today announced financial results for the three and nine month periods ended September 30, 2006.

Blue Dolphin reported net income of $159,930 on revenues of $1,068,708 for the quarter ended September 30, 2006, compared to net income of $1,030,448 on revenues of $2,107,568 for the quarter ended September 30, 2005. Revenues from the sales of oil and gas decreased $1,319,000 in the quarter due to the recognition in the third quarter of 2005 of $1,697,000 from the sales of oil and gas associated with an after-payout interest in High Island Block 37 in the Gulf of Mexico. The High Island Block 37 revenue represented the Company's interest in production from payout in July 2004 through September 2005. The decrease in oil and gas sales revenue was offset by increased revenues from pipeline operations of approximately $280,000.

                                            (In thousands, except per share amounts)
                                                    Quarter Ended
                                                    September 30,
                                            ----------------------------     Net Change
                                                2006            2005        2006 vs 2005
                                            ------------    ------------    ------------
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Revenues                                    $      1,069    $      2,108    $     (1,039)
Net income (loss)                           $        160    $      1,030    $       (870)
Net income (loss) per common share
Basic                                       $       0.01    $       0.11    $      (0.10)
Diluted                                     $       0.01    $       0.11    $      (0.10)


For the nine months ended September 30, 2006, Blue Dolphin reported net income of $364,990 on revenues of $3,255,801, compared to a net loss of $367,812 on revenues of $2,836,027 for the nine months ended September 30, 2005. The improvement in year to date 2006 results was primarily due to increased revenues from pipeline operations of approximately $351,000.

                                                   Nine Months Ended
                                                     September 30,
                                            --------------------------------      Net Change
                                                 2006              2005          2006 vs 2005
                                            --------------    --------------     ------------

Revenues                                    $        3,256    $        2,836     $        420
Net income (loss)                           $          365    $         (368)    $        733
Net income (loss) per common share
Basic                                       $         0.03    $        (0.04)    $       0.07
Diluted                                     $         0.03    $        (0.04)    $       0.07
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There are currently 11,553,784 shares of common stock issued and outstanding.


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Blue Dolphin  Energy Company is engaged in the gathering and  transportation  of natural gas and condensate and production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.
                                           ---------------------------

Contact:
--------
Gregory W. Starks
Vice President and Treasurer
713-227-7660

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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